Exhibit 10.12

MASTER SUBLEASE

This MASTER SUBLEASE (this “Sublease”) dated as of July 6, 2007 by and between LIMITED BRANDS, INC., a Delaware corporation (“Lessor”), and EXPRESS, LLC, a Delaware limited liability company (“Lessee”).

RECITALS:

A. Lessor is currently the tenant under leases (as amended, modified or supplemented from time to time, collectively, the “Prime Leases” and each a “Prime Lease”) for certain premises described on Exhibit A attached hereto (collectively, the “Properties” and each a “Property”, as the context herein may require).

B. Lessor is currently the guarantor under a guaranty agreement (collectively, the “Guarantees” and each a “Guaranty”) with respect to the obligations arising under each Prime Lease.

C. Lessor desires to sublet to Lessee, and Lessee desires to hire and sublease from Lessor, the Properties, on the terms and subject to the conditions contained in this Sublease.

AGREEMENT:

NOW, THEREFORE, for and in consideration of the mutual covenants hereinafter contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties hereto hereby agree as follows:

1. Demise.

Pursuant to the terms and subject to the conditions of this Sublease, Lessor does hereby demise and sublease to Lessee, and Lessee does hereby sublease from Lessor, the Properties. Lessee has inspected each of the Properties and is acquainted with its condition and agrees to take the same “as is”, except and to the extent of disclosures, agreements, representations and warranties inconsistent therewith as set forth in the Unit Purchase Agreement (as defined below) or, subject to Section 2(b)(vii) below, the applicable Prime Lease.

2. Subordination; Incorporation of Prime Lease by Reference.

(a) Lessee acknowledges that Lessor has provided and/or Lessee has received and reviewed a copy of each of the Prime Leases (together with all amendments, modifications, supplements and material correspondence related thereto). This Sublease, with respect to each Property, is subject and subordinate in all respects to the Prime Lease with respect to such Property. Each of Lessor and Lessee agrees that it shall not take any action or fail to take any action in connection with any Property which is a violation of or default under any of the provisions of the Prime Lease with respect to such Property. Lessee hereby assumes and shall fully perform and discharge, with respect to each Property, all the obligations of Lessor as “Tenant” under the Prime Lease with respect to such Property during the Term (as defined below) and shall abide by and adhere to all restrictions contained in, and all other terms, covenants and conditions of, each Prime Lease, and, except as otherwise provided herein, Lessee acknowledges that Lessor shall have no duty to take any action to comply with the obligations of Lessor as “Tenant” under each Prime Lease arising during the Term. Lessor represents and warrants that the transactions contemplated by this Sublease and the Master Assignment and Assumption Agreement dated as of the date hereof between Lessor and Lessee (the “Master Assignment”) are, with respect to each Property, (i) permitted under the terms of the respective Prime Lease for such Property without the consent of each respective “Landlord” under each Prime Lease (each a “Prime Landlord”) or (ii) if such Prime Lease requires the Prime Landlord’s consent thereunder, such consent has been obtained (or, subject to Section 21(a) of this Sublease, will be obtained) by Lessor at Lessor’s sole cost and expense, and Lessor agrees to indemnify, defend and hold harmless Lessee with respect to any Losses (as defined below) incurred by Lessee in connection with the assignment of each Prime Lease to Lessor under the Master Assignment and the subsequent subletting of each Property to Lessee under this Sublease; provided, however, Lessor shall have no obligation and shall not be liable in any manner to Lessee with respect to any Losses that arise by reason of the sale, directly or indirectly, of the stock of Lessee and/or the change of control of Lessee, except as otherwise provided in the Unit Purchase Agreement. Lessor’s foregoing indemnification, defense and hold harmless obligations shall survive the expiration or termination of this Sublease.

(b) Except to the extent expressly set forth herein to the contrary, all of the terms, provisions, covenants and conditions of the Prime Lease with respect to each Property are hereby incorporated by reference in and made part of this Sublease with respect to such Property with the same force and effect, and binding upon and enforceable between Lessor and Lessee, as though set forth in full herein. For purposes of such incorporation, (i) the term “Owner”, “Landlord” or “Lessor” (or words of similar import) in any Prime Lease shall refer to Lessor under this Sublease, its successors and assigns; (ii) the term “Tenant” or “Lessee” (or words of similar import) in any Prime Lease shall refer to Lessee under this Sublease, its successors and assigns; (iii) the term “this

Lease” or “this Agreement” (or words of similar import) in each Prime Lease shall refer to this Sublease; (iv) the term “the term of this Lease” (or words of similar import) in each Prime Lease shall refer to the Term of this Sublease with respect to the applicable Property; (v) the terms “Commencement Date”, “Expiration Date” and “Rent” (or words of similar import) in each Prime Lease shall each refer to the respective definitions of such terms as are set forth in this Sublease; (vi) references to rules, regulations, requirements and similar terms promulgated or prescribed by Landlord shall refer to those of Prime Landlord, not of Lessor; and (vii) notwithstanding anything herein to the contrary, Lessor assumes no responsibility for any representation, warranty, covenant or obligation made by Prime Landlord under any Prime Lease. The obligations of Lessee hereunder which are to be performed during the Term with respect to each Property shall survive and extend beyond the termination of this Sublease with respect to such Property to the extent such survival is contemplated in this Sublease or in the applicable Prime Lease. If there is any inconsistency or conflict between the provisions of the respective Prime Lease and this Sublease with respect to each Property, the provisions of this Sublease shall control.

3. Term.

(a) The term of this Sublease with respect to any Property (the “Term”) shall commence as of the date hereof (the “Commencement Date”) and shall expire on the day preceding (the “Expiration Date”) the day of expiration of the current term of the Prime Lease with respect to such Property (the “Prime Lease Term”), unless sooner terminated as provided herein or in the Transaction Documents (as hereinafter defined). Lessee acknowledges that, except as provided in the immediately following sentence, the Prime Lease Term with respect to any Property shall not include renewal or extension options (or, if the Prime Lease Term with respect to any Property is currently under a renewal or extension option, any additional renewal or extension options) available under the Prime Lease with respect to such Property. Lessee agrees that Lessee shall have no right to exercise, or to cause Lessor to exercise, any renewal or extension terms under the Prime Lease with respect to any Property (unless Lessor is completely and unconditionally released from any and all liability under any Prime Lease and any guaranty in respect thereof or Lessee provides to Lessor a letter of credit in form and amount satisfactory to Lessor from a financial institution acceptable to Lessor securing Lessor from loss with respect to any such liability or guaranty obligation, in which event Lessee shall have the right to exercise, or cause Lessor to exercise, any such renewal or extension terms). In addition, during the 18 month period immediately prior to the scheduled expiration of any Prime Lease, Lessor and Lessee agree to have monthly calls to discuss each party’s relative interest in remaining in the pertinent Property, and each party shall in good faith consider the other party’s interests, but with no obligation to act or refrain from acting in connection with a new lease or an extension or renewal of any such Prime Lease.

(b) Except as otherwise expressly provided herein, and subject to Section 13 of this Sublease, Lessor agrees to cooperate (at Lessee’s request) with Lessee, and Lessee, at Lessee’s sole cost and expense, shall have the right and power to control all courses of action, in connection with the exercise or the election not to exercise any and all rights of the “Tenant” under a Prime Lease, including, without limitation, the right to terminate such Prime Lease (including, without limitation, any (i) “kick-out” or “co-tenancy” rights, (ii) rights to terminate such Prime Lease in the event of a casualty or condemnation or (iii) rights to terminate such Prime Lease in the event of a default under such Prime Lease by the Prime Landlord thereunder (except for any termination proceedings that result from a default by Lessee under this Sublease or under such Prime Lease), provided Lessee agrees to (x) deliver to Lessor a copy of any termination notice delivered pursuant to clauses (i) and (ii) above to a Prime Landlord under the respective Prime Lease and (y) notify Lessor at least 10 Business Days prior to its intention to deliver a termination notice pursuant to clause (iii) above to a Prime Landlord under the respective Prime Lease. Each party agrees to deliver copies to the other of all notices and material correspondence received or delivered by such party in connection with the matters described above.

(c) Wherever in this Sublease Lessor agrees to cooperate with Lessee, at Lessee’s request, with respect to matters arising under a Prime Lease, Lessor agrees that Lessor shall not charge Lessee any fees or other expenses, including administrative fees or otherwise, in connection with such cooperation; provided, however, Lessee agrees that all courses of action (as described in subsection (b) above, or otherwise as provided in this Sublease) undertaken at Lessee’s direction shall be at Lessee’s sole cost and expense with respect to any amounts charged to Lessee by any Person other than Lessor (or incurred or otherwise payable by Lessee to such other Person).

4. Rent.

(a) Subject to subsection (c) below, commencing on and after the Commencement Date, Lessee shall pay Lessor all monetary obligations of Lessor under each Prime Lease for its respective Property applicable to the Term (including, without limitation, base, fixed or minimum rent, percentage rent, additional rent, common area maintenance charges, real estate taxes and assessments, insurance charges, waste removal charges, merchants association dues, marketing, advertising and other promotional fund contributions, utility charges, HVAC and chilled water charges) (collectively, the “Property Rent”).

(b) Commencing on and after the Commencement Date, Lessee shall pay directly to Lessor, at Lessor’s office at the address designated for notices to Lessor in Section 11(a) hereof, all other amounts payable by Lessee that arise as an independent obligation under this Sublease (the “Additional Rent”, together with the Property Rent, the “Rent”).

(c) Lessor and Lessee agree to cooperate, and to take all reasonably necessary or desirable actions possible, to arrange for all payments by Lessee of the Property Rent with respect to each Property directly to Prime Landlord with respect to such Property, and, with respect to each Property, to otherwise establish a direct relationship between Prime Landlord and Lessee with respect to all matters arising under the Prime Lease with respect to such Property and this Sublease with respect to such Property. All Property Rent with respect to any Property shall be paid in lawful money of the United States to Prime Landlord with respect to such Property (or, if such Prime Landlord will not agree to such arrangement, then to Lessor at Lessor’s office at the address designated for notices to Lessor in Section 11(a) hereof in immediately available funds at least two (2) Business Days prior to the date when such Property Rent is due and payable under such Prime Lease), or at such other place as either Prime Landlord or Lessor may designate, as the case may be, by notice to Lessee. Lessor and Lessee agree that it is the intention of Lessor and Lessee to pass all of Lessor’s obligations (without premium or mark-up) for Property Rent incurred under the Prime Lease during the Term with respect to each Property to Lessee, and Lessee agrees to pay or otherwise reimburse Lessor for all of Lessor’s obligations for Property Rent incurred with respect to each Prime Leases and each Property. If a Prime Landlord will not accept a direct payment from Lessee of Property Rent under the respective Prime Lease, then, provided Lessee shall have delivered such Property Rent payment to Lessor within the time and in the manner specified in this subsection (c), Lessor shall deliver such payment of Property Rent to such Prime Landlord on or prior to the date when such Property Rent is due and payable under such Prime Lease and in such manner as provided under the respective Prime Lease.

(d) All obligations of Lessee and Lessor under this Section 4 shall survive the termination of the Prime Leases or this Sublease.

5. Alterations.

Lessee shall be permitted to make any alterations or additions to any Property which are permitted under the applicable provisions of the pertinent Prime Lease.

6. Brokers.

Each party represents and warrants to the other that it dealt with no broker (or other person who may claim a commission or similar compensation) in connection with this Sublease, and each party shall defend, indemnify and hold the other harmless from any liability or loss, including, without limitation, reasonable attorneys’ fees and expenses, based upon an alleged breach of said representation and warranty.

7. Assignment, Subletting; Subordination.

(a) Except as otherwise set forth herein, Lessee shall not assign this Sublease or allow it to be assigned, in whole or in part, by operation of law or otherwise, or mortgage or pledge the same, or sublet any Property, without the prior written consent of Lessor, which shall not be unreasonably withheld, conditioned or delayed. Notwithstanding anything contained herein to the contrary, any assignment or transfer which may occur by operation of law or otherwise as a consequence of a transfer of interests (whether as a matter of right or pursuant to consent) under the pertinent provisions of the “LLC Agreement” (as defined in the Unit Purchase Agreement) shall be permitted without the consent of Lessor; provided that, if Lessor’s financial exposure is increased or otherwise adversely affected as a consequence thereof, then Lessee shall provide to Lessor reasonable security as a consequence thereof. Notwithstanding the foregoing, but subject to the terms of the Prime Lease, Lessee may effect an assignment, transfer or sublet, without the consent of Lessor, to any one of its affiliates, provided, however, that except as otherwise contemplated in the Transaction Documents, if at anytime after such permitted assignment, transfer or sublet the transferee is no longer an affiliate of Lessee, the event terminating such affiliation shall be an assignment, transfer or sublet subject to the preceding sentence. For purposes of this Section 7(a), the term “Transaction Documents” means the Unit Purchase Agreement, together with all other agreements and documents contemplated thereby executed and delivered by such parties and their respective affiliates with respect to the chain of stores known as “Express”. If Lessee shall at any time or times during the Term of this Sublease with respect to any Property desire to assign or transfer this Sublease or sublet all or part of any Property, Lessee shall give notice thereof to Lessor, which notice shall be accompanied by all documents or information (if any) otherwise required under the applicable Prime Lease. Subject to the provisions of Section 13 of this Sublease, and in the event that Lessor so consents to any such assignment, transfer or sublet, Lessor agrees to cooperate with Lessee (at Lessee’s sole cost and expense) in connection with obtaining the applicable Prime Landlord’s consent, if required, under the applicable Prime Lease.

(b) (i) Lessee acknowledges that any such assignment, transfer or subletting shall be, in each instance, conditional and subject to the requirements of the applicable Prime Lease (including, without limitation, the payment by Lessee of the applicable Prime Landlord’s fees and expenses in connection with any assignment, transfer or subletting, if such payment is required under such Prime Lease) and to obtaining the written consent of the applicable Prime Landlord under the applicable Prime Lease, if required thereunder. Each assignment, transfer or subletting pursuant to this Section 7 shall be subject to all of the covenants, agreements, terms, provisions and conditions contained in this Sublease.

(ii) Notwithstanding any assignment, transfer or subletting contemplated under this Section 7, or acceptance of rent or additional rent by Lessor from any subtenant or assignee, Lessee shall and will remain fully liable for the payment of the Rent due and to become due hereunder and for the performance of all the covenants, agreements, terms, provisions and conditions contained in this Sublease on the part of Lessee to be performed during the Term hereof and all acts and omissions of any subtenant or assignee or anyone claiming under or through any subtenant or assignee which shall be in violation of any of the obligations of this Sublease, and any such violation shall be deemed to be a violation by Lessee. Lessee further agrees that notwithstanding any such assignment, transfer or subletting, no other and further assignment, transfer or subletting by Lessee or any person claiming through or under Lessee shall or will be made except upon compliance with and subject to the provisions of this Section 7.

(c) With respect to each and every permitted sublease or subletting under the provisions of this Sublease, it is further agreed:

(i) No subletting with respect to any Property shall be for a term ending later than one day prior to the Expiration Date with respect to such Property, or the earlier termination of this Sublease with respect to such Property; and

(ii) Each sublease shall expressly provide that it is subject and subordinate to this Sublease and to the matters to which this Sublease is or shall be subordinate and that, in the event of termination, re-entry or dispossession by Lessor under this Sublease, Lessor may, at its option, take over all of the right, title and interest of Lessee, as sublessor, under such sublease; provided, so long as such subtenant is not in default under the terms of such sublease or this Sublease (after any applicable notice or cure period), Lessor agrees that Lessor shall not disturb such subtenant’s use, occupancy and enjoyment of such Property, and Lessor agrees to execute and deliver to such subtenant a non-disturbance agreement in a form reasonable acceptable to Lessor within 20 days of submission to Lessor of such non-disturbance agreement by such subtenant; in addition, such subtenant shall, at Lessor’s option, attorn to Lessor pursuant to the then executory provisions of such sublease, except that Lessor shall not (x) be liable for any previous act or omission of Lessee under such sublease, (y) be subject to any offset which theretofore accrued to such subtenant against Lessee, or (z) be bound by any previous modification of such sublease not consented to by Lessor (if such consent is required under Section 13 of this Sublease) or by any advance payment of more than one month’s rent.

(d) The parties hereto hereby acknowledge that, pursuant to the Prime Lease with respect to any Property, this Sublease is subject and subordinate to such Prime Lease, and that in the event of termination, re-entry or dispossession by any Prime Landlord under the Prime Lease, such Prime Landlord may, at its option, take over all of the right, title and interest of Lessor, as sublessor, under this Sublease with respect to the applicable Property, and Lessee shall, at such Prime Landlord’s option, attorn to such Prime Landlord pursuant to the then executory provisions of this Sublease with respect to such Property, except that such Prime Landlord shall not (i) be liable for any previous act or omission of Lessor under this Sublease; (ii) be subject to any offset which theretofore accrued to Lessee against Lessor; or (iii) be bound by any previous modification of this Sublease not previously approved by such Prime Landlord or by any advance payment of more than one month’s rent. In addition, the parties hereto hereby acknowledge that if Lessor defaults in paying any Property Rent with respect to any Property, the applicable Prime Landlord is authorized to collect any Property Rent due or accruing from Lessee (or any other occupant of the applicable Property) and to apply the amounts collected to such Property Rent, and that any Prime Landlord’s receipt or acceptance of any payments from Lessee (or any other occupant of the applicable Property) shall not be deemed or construed as releasing Lessor from Lessor’s obligations under the applicable Prime Lease.

8. Services; Right to Cure Defaults; Remedies; Consents.

(a) Notwithstanding anything to the contrary set forth in this Sublease, Lessor shall have no obligation (and the incorporation by reference of each Prime Lease into this Sublease with respect to each respective Property shall not include any obligation) to render any work, labor, services (including elevator facilities, HVAC, water, cleaning or security services), repairs or restorations to Lessee of any nature whatsoever or to expend any monies for the preservation, maintenance, restoration or repair of the Properties or any portion thereof, and Lessee shall look solely to the applicable Prime Landlord for the furnishing of any services, maintenance, restoration or repairs with respect to any Property to which Lessee may be entitled. Lessor shall in no event be liable to Lessee nor shall the obligations of Lessee hereunder be impaired or the performance thereof excused because of any failure or delay on the applicable Prime Landlord’s part in furnishing services with respect thereto (except and to the extent the same obligation of Lessor, as “Tenant” under such Prime Lease, would be so impaired or excused). If any Prime Landlord shall default in any of its obligations to Lessor with respect to any Property, Lessee shall have the right to exercise in its own name and that of Lessor (as Lessor’s attorney-in-fact, coupled with an interest) all the rights to enforce compliance on the part of such Prime Landlord as are available to Lessor with respect to such Property. Lessor hereby agrees to cooperate with (including, at Lessee’s request and at Lessee’s sole expense, exercising reasonable commercial efforts to enforce any Prime Landlord’s obligations to Lessor under any Prime Lease) and execute, all at Lessee’s expense, all instruments reasonably required by Lessee to enforce such compliance, and Lessee hereby agrees to indemnify, defend and hold Lessor harmless of and from any and all damages, liabilities, obligations, costs, claims, losses, demands, expenses and injuries, including reasonable attorney’s fees and expenses, which may be incurred by Lessor in connection with or as a result of such cooperation and execution, except and to the extent of Lessor’s gross negligence or willful misconduct. Any amount of recovery resulting from such enforcement obtained by either Lessee or Lessor shall be the property of Lessee.

(b) If Lessee fails to perform any of its obligations under this Sublease with respect to a Property and its applicable Prime Lease, Lessor may cure such default, after the giving of notice and the expiration of any applicable grace period (as the same may be extended), when such a period is specified in such Prime Lease, and within a reasonable period where no grace period is specified in this Sublease or in such Prime Lease, and Lessee shall pay Lessor the cost of such cure, including reasonable attorneys’ fees and expenses, as Additional Rent, within five (5) Business Days after receiving Lessor’s statement therefor. Lessor shall have the right (but shall not be obligated) to enter the Properties, at reasonable times (which shall be during normal business hours) and upon reasonable notice, and following a default by Lessee at any time, to inspect the Properties or to cure any defaults by Lessee, provided Lessor shall conduct such entries in a manner which does not unreasonably interfere with the operation of Lessee’s business on such Property. Except for any defaults by Lessee with respect to the payment of Rent, Lessor agrees not to cure any non-monetary defaults that arise under a Prime Lease unless the respective Prime Landlord has notified either Lessor or Lessee of such non-monetary default under such Prime Lease and of such Prime Landlord’s election to exercise a remedy as a result thereof, it being the intention of the parties hereto that Lessor shall not exercise any rights under this Sublease with respect to non-monetary defaults under a Prime Lease unless the respective Prime Landlord intends to exercise concomitant rights under such Prime Lease because of the same act or omission.

9. Insurance.

(a) Lessee shall maintain, at its sole cost and expense throughout the Term of this Sublease with respect to each Property, insurance in the types and amounts, and subject to the conditions, as are required pursuant to the applicable Prime Lease, as incorporated herein by reference. All such policies shall name Lessor and the applicable Prime Landlord, and any other persons required pursuant to the applicable Prime Lease, as additional insured parties and shall be endorsed to provide that they shall not be canceled without thirty (30) days’ prior written notice (or, with respect to each Property, such lesser time period as is customary in the jurisdiction where such Property is located, provided such lesser time period shall not be less than the period set forth in the respective Prime Lease) to Lessor and the applicable Prime Landlord. Lessee shall furnish certificates evidencing the required coverage to Lessor, together with such evidence as Lessor shall reasonably deem satisfactory of the payment of premiums thereon, promptly following the execution of this Sublease.

(b) Lessor and Lessee each hereby waive any and all right that they may have to recover from the other damages for any loss occurring to them by reason of any act or omission of the other, but only to the extent that the waiving party is actually compensated therefor by insurance; provided that this waiver shall be effective only with respect to loss or damage occurring during such time as the waiving party’s coverage under the appropriate policy of insurance is not adversely affected by this waiver. If, in order to avoid such adverse effect, an endorsement must be added to any insurance policy required hereunder, Lessor and Lessee shall cause such endorsement immediately to be added and thereafter maintained throughout the Term of this Sublease.

10. Quiet Enjoyment.

Subject to the terms and conditions of each Prime Lease, Lessor acknowledges and agrees that Lessee, upon Lessee paying the Rent and observing and performing all the terms, covenants and conditions to be observed and performed by Lessee under this Sublease with respect to each Property and each Prime Lease with respect to such Property, is entitled to the quiet enjoyment of each Property during the Term of this Sublease applicable thereto.

11. Notices.

(a) All consents, approvals, requests, notices, copies or other communication (collectively “Notices”) required or desired to be delivered under this Sublease shall be in writing, and transmitted by facsimile machine or inter-connected computer systems, with a copy to be delivered promptly thereafter by reputable overnight courier, addressed to the parties at the addresses first above written. Notice shall be deemed given on the date of receipt by the addressee, if received on a Business Day, or the first Business Day following receipt, if received on a non-Business Day. Addresses for Notice are as follows:

Lessee:	Express, LLC
One Limited Parkway
Columbus, Ohio 43230
Attention: Corporate Real Estate Department
Facsimile: (614) 415-4000

copy to:	Kirkland & Ellis LLP
555 California Street
San Francisco, California 94104
Attention: Mikaal Shoaib
Facsimile: (415) 439-1680

Lessor:	Limited Brands, Inc.
Three Limited Parkway
Columbus, Ohio 43230
Attention: Real Estate Department/Managing Real Estate Attorney
Facsimile: (614) 415-7900

copy to	Limited Brands, Inc.
Three Limited Parkway
Columbus, Ohio 43230
Attention: Lease Administration Department
Facsimile: (614) 415-6002

Lessor and Lessee each agree to promptly deliver to each other (i) copies of any and all notices delivered to a Prime Landlord by such party or received by such party from such Prime Landlord and (ii) other material correspondence to or from a Prime Landlord and such party.

(b) Either party may, by Notice pursuant to Section 11(a), change the address, person or officer, and include additional Notice recipients, to which all Notices are to be sent thereafter.

(c) Solely for the purpose of this Sublease, wherever in the Prime Lease with respect to any Property a time is specified for the giving of any notice or the making of any demand by Lessee thereunder, such time is hereby changed (for the purpose of this Sublease with respect to such Property only) by adding three (3) Business Days thereto, and wherever in the Prime Lease with respect to such Property a time is specified for the giving of any notice or the making of any demand by Lessor thereunder, such time is hereby changed (for the purpose of this Sublease with respect to such Property only) by subtracting three (3) Business Days therefrom. Wherever in the Prime Lease with respect to any Property a time is specified within which Lessee thereunder must give notice, perform or make a demand following an event, or within which Lessee must perform or respond to any notice, request or demand previously given or made by Lessor thereunder, or to comply with any obligation on Lessee’s part thereunder, such time is hereby changed (for the purpose of this Sublease with respect to such Property only) by subtracting three (3) Business Days therefrom. Wherever in the Prime Lease with respect to any Property a time is specified within which Lessor thereunder must give notice, perform or make a demand following an event, or within which Lessor must respond to any notice, request or demand previously given or made by Lessee thereunder, or to comply with any obligation on Lessor’s part thereunder, such time is hereby changed (for the purpose of this Sublease with respect to such Property only) by adding three (3) Business Days thereto. It is the purpose and intent of the foregoing provisions to provide Lessor with time within which to transmit to any Prime Landlord any notices or demands received from Lessee, and to transmit to Lessee any notices or demands received from any

Prime Landlord. Notwithstanding anything to the contrary contained herein, the provisions of this Section 11(c) shall not apply to any Notices or demands made by Lessor or Lessee that arise solely under this Sublease and do not require delivery to or from a Prime Landlord under the respective Prime Lease.

12. Indemnity.

(a) Lessee shall defend, indemnify and hold harmless Lessor and its employees, officers, directors, partners and agents against and from any and all losses, damages, claims, liabilities, demands, fines, suits, actions, proceedings, orders, decrees and judgments (collectively, “Losses”) of any kind or nature by, or in favor of, anyone whomsoever, and against and from any and all costs, damages and expenses, including attorneys’ fees, resulting from, or in connection with (i) loss of life, bodily or personal injury or property damage arising, directly or indirectly, out of, or from, or on account of any accident or other occurrence in, upon or from Lessee’s occupancy of the Properties during the Term hereof (including any holdover periods by Lessee); (ii) a breach by Lessee of this Sublease or any Prime Lease (following the expiration of applicable notice and cure periods), except and to the extent any breach by Lessee of a Prime Lease results solely from Lessor’s breach of such Prime Lease; or (iii) the use and occupancy of the Properties or any construction, repair, alterations or improvements therein or appurtenances thereto by or on behalf of Lessee or anyone holding by, through or under Lessee or its employees, agents or invitees, and except as otherwise provided in subsection (b) below, except and only to the extent such Losses result from the gross negligence or willful misconduct of Lessor, its employees, agents, or invitees. Lessee agrees that Losses shall include any damages, costs and expenses incurred or suffered by Lessor which are caused by Lessee’s holdover of any Property beyond the Term of this Sublease with respect to such Property.

(b) Lessor shall defend, indemnify and hold harmless Lessee and its employees, officers, directors, partners and agents against and from any and all Losses of any kind or nature by, or in favor of, anyone whomsoever, and against and from any and all costs, damages and expenses, including attorneys’ fees, resulting from, or in connection with (i) loss of life, bodily or personal injury or property damage arising, directly or indirectly, out of, or from, or on account of any accident or other occurrence in, upon or from the Properties during the Term hereof; (ii) a breach by Lessor of this Sublease or any Prime Lease (following the expiration of applicable notice and cure periods), except and to the extent any breach by Lessor of a Prime Lease results solely from Lessee’s breach of such Prime Lease or this Sublease; or (iii) the use and occupancy of the Properties or any construction, repair, alterations or improvements therein or appurtenances thereto by or on behalf of Lessor, and, with respect to subsections (b)(i) and (b)(iii) (but not subsection (b)(ii)), only to the extent such Losses result from the gross negligence or willful misconduct of Lessor, its employees, agents, or invitees.

13. Amendments to Prime Lease/Sublease.

(a) Neither Lessor nor Lessee shall amend, modify, supplement or otherwise alter in any manner the provisions of any Prime Lease, this Sublease or any other agreement with respect to any Property without in each instance the prior written consent of the other, which consent shall not be unreasonably withheld.

(b) Lessor shall have no obligation to provide any guarantee or other assurance for any lease or sublease entered into, modified or amended by Lessee after the Commencement Date or for any renewal or extension of any Prime Lease beyond the original Prime Lease Term, without Lessor’s consent, beyond any Guaranty or assurance in existence as of the date hereof; provided, Lessor shall reaffirm a Guaranty of its respective Prime Lease for the period until the expiration of the original Prime Lease Term, if expressly required by such Prime Landlord, in connection with an amendment or modification of such Prime Lease, provided that, except as set forth in Section 3(a) hereof, such reaffirmation shall not extend or renew the Prime Lease Term, increase the obligations of Lessor thereunder or otherwise materially or adversely affect Lessor.

14. Successors.

Subject to Section 7 and Section 22, the covenants and agreements herein contained shall bind and inure to the benefit of Lessor and Lessee and their respective permitted successors and assigns.

15. Captions.

The captions or headings of paragraphs in this Sublease are inserted for convenience only, and shall not be considered in construing the provisions hereof if any question of intent should arise.

16. Severability.

If any provisions of this Sublease shall be held to be invalid or unenforceable, the validity and enforceability of the remaining provisions of this Sublease shall not be affected thereby.

17. Governing Law.

With respect to each Property, this Sublease shall be construed in accordance with, and governed by, the laws of the state in which such Property is located.

18. Further Assurances/Reasonableness and Good Faith.

Lessor and Lessee shall execute, acknowledge and deliver such instruments and take such other action as may be necessary to carry out their rights and obligations under this Sublease, including the execution of any agreement or instrument required by any Prime Landlord under any Prime Lease. In addition to the provisions of Section 4(c) of this Sublease, Lessor and Lessee agree to cooperate and to take all reasonably necessary or desirable actions in order to establish a direct relationship between the applicable Prime Landlord and Lessee with respect to all matters related to each Property. Whenever this Sublease grants Lessor or Lessee the right to take action, exercise discretion or make other determinations regarding a Property or this Sublease, each party agrees to act reasonably, timely and in good faith unless a different standard is specified herein.

19. Sublease Subject to Unit Purchase Agreement.

This Sublease is being entered into in connection with the transactions contemplated by that certain Unit Purchase Agreement dated as of May 15, 2007 among Lessor, LBI, Express Investment Corp., Limited Brands Store Operations, Inc. and Express Holding, LLC, as amended (the “Unit Purchase Agreement”). Lessor and Lessee agree that this Sublease shall be subject to the terms of the Unit Purchase Agreement and, if there is any conflict or inconsistency between the terms of this Sublease and the terms of the Unit Purchase Agreement, the terms of the Unit Purchase Agreement shall control; provided, however, Lessor and Lessee agree that this Section 19 shall not be applicable to the provisions of Section 22 of this Sublease. Defined terms used but not defined herein shall have the meanings ascribed to such terms in the Unit Purchase Agreement.

20. Waiver of Lien.

Lessor hereby waives and relinquishes any landlord’s lien, right of levy or distraint, claim, security interest or other interest Lessor may now or hereafter have in or with respect to any of the Personal Property of Lessee. For purposes of this Sublease, Lessee’s “Personal Property” shall include all of Lessee’s personal property, including inventory and equipment, but shall not include plumbing and electrical fixtures, heating, ventilation and air conditioning, wall and floor coverings, walls or ceilings and other fixtures not constituting trade fixtures. Lessor agrees to execute and deliver a Landlord waiver and collateral access agreement to such effect in a form reasonably acceptable to Lessor.

21. Recission of this Sublease; Termination in Connection with Release of Guaranty.

(a) Lessor and Lessee agree that, with respect to each Property and its respective Prime Lease, if the respective Prime Landlord challenges the assignment of such Prime Lease pursuant to the Master Assignment and the subsequent subletting of such Property to Lessee pursuant to this Sublease, or otherwise makes any allegations that such transactions do not comply with the provisions of the respective Prime Lease, then Lessor shall have the right (to be exercised or not exercised in Lessor’s sole discretion) to deem the Master Assignment and this Sublease rescinded and declared null and void as of the date hereof with respect to such Property; provided, Lessor shall indemnify, defend and hold harmless Lessee from any Losses arising in connection with such rescission in accordance with Section 2(a) of this Sublease, and such obligation shall survive the termination or expiration of this Sublease.

(b) Lessee agrees that Lessor shall have the right to negotiate with any Prime Landlord in order to effect the release of any Guaranty, and Lessee shall endeavor to obtain any such release of a Guaranty to the same extent that the Company (as defined in the Unit Purchase Agreement) is so obligated under Section 7.04 of the Unit Purchase Agreement. The Sublease shall terminate from time to time with respect to one or more Properties, if the Prime Landlord of the applicable Prime Lease shall have relieved Lessor of its obligations under such Prime Lease and any Guaranty thereunder pursuant to a written agreement reasonably acceptable to Lessor, provided that, Lessor shall (with the consent of the applicable Prime Landlord, if required) (i) cause the reassignment of the Prime Lease to Lessee and (ii) otherwise secure for Lessee the benefits, subject to the obligations, of the Prime Lease related thereto (other than rights or options to extend the term thereof in accordance with the provisions of Section 3(a) hereof).

22. Restrictions on Assignment by Lessor.

Lessor shall not assign or otherwise transfer this Sublease or the Master Assignment (or any interest therein) without in each instance the prior written consent of Lessee, which consent may be granted or withheld in Lessee’s sole and absolute discretion; provided, however, Lessee shall not unreasonably withhold, condition or delay such consent for any assignment or other transfer by Lessor to a wholly-owned (directly or indirectly) subsidiary of Lessor, provided (i) such transferee shall assume in full the punctual performance of all of Lessor’s obligations (and Lessor shall remain directly, primarily, absolutely and unconditionally liable for and otherwise guarantee such transferee’s performance of such obligations as guarantor and surety) under this Sublease and the Master Assignment; (ii) the rights of Lessee under this Sublease and the Master Assignment shall not be impaired or otherwise adversely affected by such assignment or other transfer by Lessor hereunder; (iii) Lessor shall, as a condition precedent to such assignment or transfer, execute and deliver to Lessee a guaranty and suretyship agreement, in form and substance reasonably acceptable to Lessee, reaffirming Lessor’s obligations and undertakings set forth herein; and (iv) such assignment or other transfer is permitted under the Prime Lease or Prime Landlord’s consent has been obtained.

23. WAIVER OF JURY TRIAL.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS SUBLEASE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

24. Counterparts.

This Sublease may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[The remainder of this page intentionally left blank.]

IN WITNESS WHEREOF, Lessor and Lessee have caused this Sublease to be executed and delivered by their duly authorized officers as of the date first written above.

Lessor:	LIMITED BRANDS, INC.

	By:	/s/ Timothy J. Faber
Timothy J. Faber
	Its:	Vice President – Treasury, Mergers & Acquisitions

Lessee:	EXPRESS, LLC

	By:	/s/ Douglas L. Williams
Douglas L. Williams
	Its:	Senior Vice President – Enterprise General Counsel

Master Sublease

EXHIBIT A - Subleased Properties

	Store #	Center Name	Center #	City	State	Lease #	Lease Type	Tenant Corp.	Lease Status	Expiration Date
1		FIFTH AVE, NY-1373	1373	NEW YORK	NY	11876	OFC	EXP	LSE IN EFF	07/31/2014
2	764	AVON MARKETPLACE-2032	2032	AVON	CT	5534	STR	EXP	LSE IN EFF	11/30/2009
3	617	BASSETT PLACE-72	72	EL PASO	TX	737	STR	EXP	LSE IN EFF	01/31/2008
4	880	BAY TERRACE-2045	2045	BAYSIDE	NY	5687	STR	EXP	LSE IN EFF	01/31/2010
5	210	BONITA LAKES-2162	2162	MERIDIAN	MS	6721	STR	EXP	LSE IN EFF	01/31/2008
6	632	BOYNTON BEACH-119	119	BOYNTON BEACH	FL	138	STR	EXP	LSE IN EFF	04/30/2008
7	456	BROADWAY (SOHO)-37411	37411	NEW YORK	NY	9154	STR	EXP	LSE IN EFF	01/31/2017
8	193	BRUNSWICK SQ-138	138	E BRUNSWICK	NJ	5583	STR	EXP	MTM	01/31/2007
9	892	CASTLETON SQ-166	166	INDIANAPOLIS	IN	3212	STR	EXP	MTM	01/31/2007
10	374	CHARLESTON PLACE, SHOPS AT -183	183	CHARLESTON	SC	3973	STR	EXP	LSE IN EFF	08/31/2007
11	562	COLUMBUS AVE, NY-1640	1640	NEW YORK	NY	2860	STR	EXP	LSE IN EFF	09/30/2007
12	1540	CROSS COUNTY, NY-254	254	YONKERS	NY	6079	STR	EXP	LSE IN EFF	01/31/2008
13	160	FLORIDA-357	357	ORLANDO	FL	1473	STR	EXP	LSE IN EFF	01/31/2012
14	913	GREAT LAKES-419	419	MENTOR	OH	2697	STR	EXP	LSE IN EFF	01/31/2008
15	522	HAMILTON-444	444	MAYS LANDING	NJ	1230	STR	EXP	MTM	01/31/2007
16	530	HARLEM IRVING-456	456	NORRIDGE	IL	803	STR	EXP	LSE IN EFF	01/31/2010
17	1778	HARLEM IRVING-456	456	NORRIDGE	IL	5478	STR	EXP	LSE IN EFF	01/31/2010
18	232	HUNTINGTON-485	485	BARBOURSVILLE	WV	334	STR	EXP	LSE IN EFF	01/31/2008
19	755	KING OF PRUSSIA PLAZA-516	516	KING OF PRUSSIA	PA	5143	STR	EXP	LSE IN EFF	01/31/2009
20	59	LENOX SQ-550	550	ATLANTA	GA	6405	STR	EXP	LSE IN EFF	01/31/2008
21	400	LEXINGTON AVE, NY-552	552	NEW YORK	NY	3772	STR	EXP	LSE IN EFF	02/29/2008
22	128	LOUISIANA, MALL OF-2021	2021	BATON ROUGE	LA	6648	STR	EXP	LSE IN EFF	01/31/2010
23	1630	LOUISIANA, MALL OF-2021	2021	BATON ROUGE	LA	6635	STR	EXP	LSE IN EFF	01/31/2008
24	770	MADISON AVE, NY-584	584	NEW YORK	NY	8114	STR	EXP	LSE IN EFF	02/28/2010
25	678	MALL DEL NORTE-593	593	LAREDO	TX	5610	STR	EXP	LSE IN EFF	01/31/2010
26	1474	MALL DEL NORTE-593	593	LAREDO	TX	5617	STR	EXP	MTM	01/31/2007
27	480	N. MICHIGAN AVE, IL-1763	1763	CHICAGO	IL	3968	STR	EXP	LSE IN EFF	01/31/2011
28	561	NORTHPARK, MO-1400	1400	JOPLIN	MO	2426	STR	EXP	LSE IN EFF	01/31/2010
29	1298	NORTHPARK, MO-1400	1400	JOPLIN	MO	5288	STR	EXP	LSE IN EFF	01/31/2010
30	938	NIORTHSHORE-731	731	PEABODY	MA	4966	STR	EXP	LSE IN EFF	01/31/2008
31	98	PLAZA, NC-1864	1864	GREENVILLE	NC	5498	STR	EXP	MTM	01/31/2007
32	129	QUAIL SPRINGS-846	846	OKLAHOMA CITY	OK	3201	STR	EXP	MTM	01/31/2007
33	1112	QUAIL SPRINGS-846	846	OKLAHOMA CITY	OK	4785	STR	EXP	LSE IN EFF	09/28/2007
34	921	RIVER CENTER-867	867	SAN ANTONIO	TX	4880	STR	EXP	LSE IN EFF	01/31/2008
35	836	SOUTH BEACH COLLINS AVE, FL-2024	2024	MIAMI	FL	5601	STR	EXP	LSE IN EFF	06/30/2008
36	969	STEINWAY ST-1003	1003	ASTORIA	NY	13157	STR	EXP	LSE IN EFF	01/31/2014
37	878	STONERIDGE-1005	1005	PLEASANTON	CA	957	STR	EXP	LSE IN EFF	08/31/2009
38	582	THAMES ST-2076	2076	NEWPORT	Rl	5940	STR	EXP	LSE IN EFF	08/31/2008
39	1326	VISTA RIDGE-1721	1721	LEWISVILLE	TX	5959	STR	EXP	LSE IN EFF	01/31/2008
40	517	WASHINGTON ST-1248	1248	BOSTON	MA	1736	STR	EXP	LSE IN EFF	06/30/2007
41	885	WEST COVINA, THE PLAZA AT-1164	1164	WEST COVINA	CA	225	STR	EXP	LSE IN EFF	01/31/2009
42	397	WESTGATE, SC-1487	1487	SPARTANBURG	SC	4040	STR	EXP	LSE IN EFF	01/31/2008
43	90	WHEATON TOWN SQ-1866	1866	WHEATON	IL	4484	STR	EXP	LSE IN EFF	01/31/2008
44	279	YORKTOWN-1233	1233	LOMBARD	IL	4285	STR	EXP	MTM	01/31/2007
45	186	MACARTHUR-12408 *	12408	NORFOLK	VA	8089	STR	EXP	LSE IN EFF	11/30/2009
46	207	CHERRY CREEK-188 *	188	DENVER	CO	4264	STR	EXP	LSE IN EFF	01/31/2010
47	109	WESTFARMS-1177*	1177	FARMINGTON	CT	1843	STR	EXP	LSE IN EFF	01/31/2011
48	813	INTERNATIONAL PLAZA-40620 *	40620	TAMPA	FL	10589	STR	EXP	LSE IN EFF	01/31/2012
49	787	WELLINGTON GREEN, THE MALL AT-40622 *	40622	VILLAGE OF WELLINGTON	FL	10590	STR	EXP	LSE IN EFF	01/31/2012
50	416	WILLOWBEND, THE SHOPS AT-40640*	40640	PLANO	TX	11276	STR	EXP	LSE IN EFF	01/31/2012
51	336	BEVERLY CENTER-105 *	105	LOS ANGELES	CA	2698	STR	EXP	LSE IN EFF	01/31/2013
52	806	FAIRLANE TOWN-325 *	325	DEARBORN	Ml	154	STR	EXP	LSE IN EFF	01/31/2014

Note: * Indicates Taubman leases with Limited Brands, Inc. guaranty

Schedule updated as of 6/20/07